Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2023 Deferred Share Plan of AngloGold Ashanti plc of our reports dated 17 March 2023, with respect to the consolidated financial statements of AngloGold Ashanti Limited and the effectiveness of internal control over financial reporting of AngloGold Ashanti Limited, included in the Annual Report of AngloGold Ashanti Limited on Form 20-F for the year ended 31 December 2022.

/s/ Ernst & Young Inc.

Johannesburg, Republic of South Africa
25 September 2023